Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS SECOND QUARTER 2009 RESULTS;

ANNOUNCES TIMING FOR RELEASE OF PRELIMINARY DATA FROM

ITALIAN STUDY OF RENALGUARD

FRANKLIN, Mass., August 10, 2009 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three and six month periods ended June 30, 2009.

Second quarter 2009 total revenues were $1,220,000, down from $1,310,000 in the second quarter of 2008. International revenues in the second quarter of 2009 were more than 30% of this total, up substantially from the prior year, primarily reflecting progress in sales of the RenalGuard System™ in the European Union. The net loss for the second quarter of 2009 was $307,000, or $0.01 per diluted share, compared to a net loss of $671,000, or $0.02 per diluted share, in the second quarter of 2008.

Mark R. Tauscher, president and chief executive officer of PLC Systems Inc., stated,  “This is a very exciting time for PLC and our RenalGuard technology, since we now know when the first preliminary data from the CCM-University of Milan clinical trial will be released publicly.  We are focused on leveraging the medical community’s interest in this data at a series of key conferences in the next few months, providing us the opportunity to educate end-users and potential partners about our technology.

“This critical data will be presented first at ESC, a conference of European cardiologists, in Spain in late August. It will also be presented in the U.S. in late September at TCT, attended by U.S. interventional cardiologists. Lastly, RenalGuard and this study data will be in the forefront at the Italian Society of Interventional Cardiologists meeting in October. Thus, our participation in these important events in a short time period will enable us to share the first data on RenalGuard’s efficacy with the most influential clinicians in the market space.  As we have stated previously, we believe that positive data from the Italian clinical study will drive additional distributor agreements, generate stronger sales and, we hope, enable us to successfully raise additional funds to commence and complete our U.S. clinical study of RenalGuard.”

Mr. Tauscher added, “We are now seeing that RenalGuard is beginning to gain traction in the European Union, with the addition of our second distributor in Spain and a third one in Bangladesh and the continued sales ramp in Italy, where we began our launch last year. Further, we are very pleased that yet another well-known cardiologist, Dr. Carlo Briguori, has commenced his own clinical study of RenalGuard’s efficacy at the Clinico Medeterranea in Naples, Italy. Thus, we are very fortunate that all of these highly-visible events are occurring within a short time period.”

During the second quarter of 2009, 240 disposable TMR kits were shipped, consisting of 218 kits shipped to hospitals in the U.S. by Novadaq and 22 kits shipped internationally by PLC. In comparison, a total of 382 disposable TMR kits were shipped worldwide during the second quarter of 2008.

PLC did not record any international or domestic laser sales during the second quarter of 2009. In the same quarter of 2008, PLC shipped six CO2 Heart Lasers (HL2) to U.S. hospitals, comprised of two new systems and four redeployments, through Novadaq Technologies, PLC’s U.S. marketing and distribution partner for its TMR products. PLC ended the second quarter of 2009 with 169 HL2 CO2 Heart Lasers located at heart centers throughout the U.S.

PLC shipped 380 single use sets associated with its RenalGuard System internationally during the second quarter of 2009, along with 16 consoles, associated with its launch of RenalGuard in Italy, Spain and now Bangladesh. In contrast, there were no shipments of RenalGuard sets or consoles in the second quarter of 2008.

Six Months Results

For the first half of 2009, total revenues were $2,787,000, up 12% from $2,478,000 in the same period of 2008. The net loss for the first six months of 2009 was $665,000, or $0.02 per share, compared to a net loss of $1,433,000, or $0.05 per share, in the first half of 2008.

Conference Call

PLC Systems will host a conference call today, August 10, 2009, at 11:00 a.m. ET to discuss these matters. The call may be joined by dialing (866) 788-0547, or internationally, (857) 350-1685, at least ten minutes prior to the start of the call. The passcode is 17069907. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com.  An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina.  PLC’s newest product, RenalGuard, is approved for sale in the EU as a general fluid balancing device. Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, we may be unable to raise sufficient funds in the future to implement our business plan and/or commence our planned U.S. clinical trial for RenalGuard, the current  clinical trials in Italy and the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if these clinical trials are completed, they may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2008, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, CO2 Heart Laser, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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(Financial tables follow)

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Product sales	$864	$1,032	$2,123	$1 ,838
Service fees	356	278	664	640
Total revenues	1,220	1,310	2,787	2,478

Cost of revenues:
Product sales	337	423	748	643
Service fees	126	150	327	335
Total cost of revenues	463	573	1,075	978

Gross profit	757	737	1,712	1,500

Operating expenses:
Selling, general and administrative	880	831	1,965	1,801
Research and development	185	602	414	1,210
Total operating expenses	1,065	1,433	2,379	3,011

Loss from operations	(308)	(696)	(667)	(1,511)
Other income, net	1	25	2	78
Net loss	$(307)	$(671)	$(665)	$(1,433)

Basic and diluted loss per share	$(0.01)	$(0.02)	$(0.02)	$(0.05)
Weighted average shares outstanding:
Basic and diluted	30,351	30,330	30,351	30,330

CONDENSED BALANCE SHEET

	June 30, 2009	December 31, 2008
Cash and cash equivalents	$3,550	$5,026
Total current assets	5,999	7,562
Total assets	6,298	7,913
Total current liabilities	2,790	3,364
Shareholders’ equity	2,601	3,191

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